As filed with the Securities and Exchange Commission on June 25, 2021

Registration No. 333-______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SUPERNUS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	20-2590184 (I.R.S. Employer Identification No.)
9715 Key West Avenue, Rockville, MD (Address of principal executive offices)	20850 (Zip Code)

Supernus Pharmaceuticals, Inc. 2021 Equity Incentive Plan

(Full title of the plan)

Jack A. Khattar

President and Chief Executive Officer

Supernus Pharmaceuticals, Inc.

9715 Key West Avenue

Rockville, Maryland 20850

(301) 838-2500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy of all communications to:

Mark I. Gruhin, Esquire

Saul Ewing Arnstein & Lehr LLP

1919 Pennsylvania Avenue, N.W.
Suite 550
Washington, DC 20006-3434
(202) 342-3444

See next page for calculation of registration fee.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (4)
2021 Equity Incentive Plan - Common Stock, $0.001 par value per share	11,012,893 (2)	$32.06 (3)	$353,073,349.58 (3)	$38,520.30

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also covers such additional shares of common stock, par value $0.001 per share (“Common Stock”), of Supernus Pharmaceuticals, Inc. (the “Registrant”), as may be issued by reason of a stock dividend, recapitalization, stock split, or combination or exchange of shares or similar transactions.
(2)	Includes (i) 2,000,000 shares newly issuable under the Registrant’s 2021 Equity Incentive Plan (the “2021 Plan”), plus (ii) 2,961,322 shares that remained available for grant under the Registrant’s 2012 Equity Incentive Plan, as amended (the “Prior Plan”), as of June 15, 2021, which is the date on which the Registrant’s stockholders approved the 2021 Plan (the “Stockholder Approval Date”), plus (iii) 6,051,571 shares of Common Stock underlying currently outstanding awards issued under the Prior Plan as of the Stockholder Approval Date, which shares become reissuable to the extent that such underlying shares of Common Stock are not issued due to their, or their related award’s, forfeiture, expiration, termination or otherwise, and consist of (a) 5,899,836 shares reserved for issuance upon the exercise of outstanding options, (b) 21,110 shares issuable upon vesting of restricted stock unit awards, and (c) 130,625 shares issuable upon vesting of performance share unit awards. The Prior Plan terminated as of the Stockholder Approval Date and no further option grants, restricted stock unit awards or performance share unit awards will be made under the Prior Plan, but any shares underlying outstanding option, restricted stock unit and performance share unit awards that terminate by expiration, forfeiture, cancellation, or otherwise, will carry over to and become available for the grant of stock awards under the 2021 Plan.
(3)	Estimated pursuant to Rule 457(c) and (h) solely for the purposes of calculating the Proposed Maximum Aggregate Offering Price and the Amount of Registration Fee based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the NASDAQ Global Market on June 22, 2021.
(4)	Represents the Proposed Maximum Aggregate Offering Price multiplied by $.0001091.

EXPLANATORY NOTE

On April 30, 2021, the board of directors of Supernus Pharmaceuticals, Inc., a Delaware corporation (the “Registrant”), approved and adopted the Supernus Pharmaceuticals, Inc. 2021 Equity Incentive Plan (the “2021 Plan”). The 2021 Plan was approved and adopted by the Registrant’s stockholders on June 15, 2021 (the “Stockholder Approval Date”) and is the successor to the Supernus Pharmaceuticals, Inc. 2012 Equity Incentive Plan, as amended (the “Prior Plan”). The total number of shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), available for issuance under the 2021 Plan is 11,012,893 shares of Common Stock consisting of (i) 2,000,000 new shares, plus (ii) 2,961,322 shares that remained available for grant under the Prior Plan as of the Stockholder Approval Date, plus (iii) 6,051,571 shares of Common Stock as of the Stockholder Approval Date underlying currently outstanding awards issued under the Prior Plan, which shares become reissuable to the extent that such underlying shares of Common Stock are not issued due to their, or their related award’s, forfeiture, expiration, termination or otherwise, and consist of (a) 5,899,836 shares reserved for issuance upon the exercise of outstanding options, (b) 21,110 shares issuable upon vesting of restricted stock unit awards, and (c) 130,625 shares issuable upon vesting of performance share unit awards.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by Rule 428 under the Securities Act, this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants of the 2021 Plan as required by Rule 428(b).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The documents listed in clauses 1 through 5 below are incorporated herein by this reference thereto, and all documents subsequently filed (other than respective filings or portions of filings that are furnished, under applicable Securities and Exchange Commission (“SEC”) rules, rather than filed) by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by this reference in this registration statement and to be a part hereof from the date of filing of such documents:

1.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 8, 2021;

2.	The Registrant’s Current Reports on Form 8-K, filed with the SEC on February 9, 2021, February 22, 2021, February 24, 2021, April 5, 2021, May 5, 2021, May 24, 2021, May 26, 2021, June 16, 2021 and June 25, 2021;

3.	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the SEC on May 7, 2021;

4.	The Registrant’s Proxy Statement, dated April 30, 2021, for the Registrant’s 2021 annual meeting of stockholders, filed with the SEC on April 30, 2021, and the Proxy Statement Supplement filed with the SEC on May 24, 2021; and

5.	The description of the Registrant’s common stock, $0.001 par value per share, which is contained in the Registrant’s registration statement on Form S-3 filed with the SEC on December 3, 2014, including any subsequently filed amendments and reports updating such description.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant’s amended and restated certificate of incorporation contains provisions that eliminate, to the maximum extent permitted by the General Corporation Law of the State of Delaware, the personal liability of directors and executive officers for monetary damages for breach of their fiduciary duties as a director or officer. The Registrant’s amended and restated certificate of incorporation and bylaws provides that the Registrant shall indemnify its directors and executive officers and may indemnify its employees and other agents to the fullest extent permitted by the General Corporation Law of the State of Delaware.

Sections 145 and 102(b)(7) of the General Corporation Law of the State of Delaware provide that a corporation may indemnify any person made a party to an action by reason of the fact that he or she was a director, executive officer, employee or agent of the corporation or is or was serving at the request of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation.

The Registrant has entered into indemnification agreements with each of its directors and executive officers, in addition to the indemnification provided for in the Registrant’s amended and restated certificate of incorporation and bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

The Registrant has purchased and intends to maintain insurance on behalf of any person who is or was a director or officer of the Registrant against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following is a list of exhibits filed with, or incorporated by reference into, this Registration Statement:

Exhibit Number	Description
4.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1, File No. 333-184930, filed with the SEC on November 14, 2012).
4.2	Amended and Restated By-Laws of the Registrant (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1, File No. 333-184930, as amended on November 26, 2012).
4.3	Supernus Pharmaceuticals, Inc. 2021 Equity Incentive Plan (previously filed as Appendix A to the Registrant’s Proxy Statement dated April 30, 2021 relating to the Registrant’s 2021 Annual Meeting of Stockholders, incorporated herein by reference).
5.1	Opinion of Saul Ewing Arnstein & Lehr LLP.
23.1	Consent of KPMG LLP.
23.2	Consent of Saul Ewing Arnstein & Lehr LLP (included in the opinion filed as Exhibit 5.1 to this Registration Statement).
24.1	Power of Attorney (included on signature page of this Registration Statement).

Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockville, State of Maryland, on June 25, 2021.

SUPERNUS PHARMACEUTICALS, INC.

By:	/s/ Jack A. Khattar
Name: Jack A. Khattar
Title: President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby makes, constitutes and appoints Jack A. Khattar and James P. Kelly, and each of them, with full power to act without the other, such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities to sign any and all amendments to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Jack A. Khattar Jack A. Khattar	President and Chief Executive Officer and Director (Principal Executive Officer)	June 25, 2021

/s/ James P. Kelly James P. Kelly	Executive Vice President, Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 25, 2021

/s/ Charles W. Newhall, III Charles W. Newhall, III	Director and Chairman of the Board	June 25, 2021

/s/ Carrolee Barlow, M.D., Ph.D. Carrolee Barlow, M.D., Ph.D.	Director	June 25, 2021

/s/ Georges Gemayel, Ph.D. Georges Gemayel, Ph.D.	Director	June 25, 2021

/s/ Frederick M. Hudson Frederick M. Hudson	Director	June 25, 2021

/s/ John M. Siebert, Ph.D. John M. Siebert, Ph.D.	Director	June 25, 2021

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